Exhibit 10.3

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is entered into on May 10, 2018 (the “Effective Date”), by and between PEDEVCO Corp. (the “Company”), located at 4125 Blackhawk Plaza Circle, Suite 201, Danville, CA 94506, and Michael L. Peterson, an individual (the “Contractor”) (collectively referred to as “Parties” or “the Parties”).

Recitals

1.
Contractor has expertise in the area of debt restructuring, strategic planning and capital markets, and is willing to provide services to the Company as detailed below on a non-exclusive basis.

2.
The Company is willing to engage the Contractor as an independent contractor on a non-exclusive basis under the terms and conditions set forth herein.

Agreement

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.
Engagement
a.
The Company hereby engages Contractor to perform and provide executive transition, debt restructuring, strategic planning and capital markets support and services as specifically requested from time to time by the Company and accepted by Contractor.

b.
Contractor hereby agrees to provide the Services described above. Contractor will report to the Chief Executive Officer of the Company, or his designees. Contractor accepts the engagement to provide these services to the Company on the terms and conditions set forth herein.

2.
Place and Time of Work and Equipment. The Contractor may work at the Contractor’s home office, the Company’s offices, or such other location as determined by the Contractor, and at such times, as determined in her sole reasonable discretion. The Contractor shall provide and supply all equipment and tools necessary for the Contractor to provide the services to the Company hereunder.

3.
Term: This Agreement will commence on June 1, 2018, and unless modified by mutual written agreement by the Parties, shall continue for an initial term of twelve (12) months (the “Initial Term”), renewing automatically for successive one (1) month terms (each, a “Renewal Term”) thereafter unless terminated by either party upon thirty (30) days prior written notice during any such Renewal Term. Notwithstanding anything to the contrary herein, (i) the Company may terminate this Agreement at any time for Cause (as defined below), or (ii) by Contractor upon thirty (30) days prior written notice. Such notice shall be sent either via certified mail, return receipt requested, for delivery by the US Postal Service, sent via electronic mail with delivery confirmation by the recipient, or shall be hand delivered.

For purposes of this Agreement, the term “Cause” shall mean my (1) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (2) fraud on or misappropriation of any funds or property of the Company or any of its affiliates, customers or vendors; (3) act of material dishonesty, willful misconduct, willful violation of any law, rule or regulation, or breach of fiduciary duty involving personal profit, in each case made in connection with Contractor’s responsibilities as an agent or representative of the Company and which has, or could reasonably be deemed to result in, a Material Adverse Effect upon the Company (a defined below); (4) illegal use or distribution of drugs; (5) material violation of any policy or code of conduct of the Company; or (6) material breach of any provision of this Agreement or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by Contractor for the benefit of the Company or any of its affiliates, all as reasonably determined in good faith by the Board of Directors of the Company. However, an event that is or would constitute “Cause” shall cease to be “Cause” if Contractor reverses the action or cures the default that constitutes “Cause” within 10 days after the Company notifies Contractor in writing that Cause exists.

No act or failure to act on Contractor’s part will be considered “willful” unless it is done, or omitted to be done, by Contractor in bad faith or without reasonable belief that such action or omission was in the best interests of the Company. Any act or failure to act that is based on authority given pursuant to a resolution duly passed by the Board, or the advice of counsel to the Company, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.

For purposes of this section, “Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company or its subsidiaries, taken as a whole.

4.
Compensation and Expenses: The Company shall pay to Contractor $5,000.00 per month, pro-rated for partial months, for all services requested by the Company and provided by Contractor to the Company hereunder.

Contractor shall not be permitted to incur any expenses on behalf of the Company or in furtherance of the services to be provided hereunder without prior written approval by the Company.

1.
Contractor’s Business Activities

a.
Contractor shall devote such time, attention, and energy necessary to perform the services required of the Contractor under this Agreement.

2.
Representations And Warranties: Contractor represents and warrants
a.
That Contractor has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Contractor’s undertaking this relationship with the Company;

b.
That the performances of the services called for by this Agreement do not and will not violate any applicable law, rule, or regulation or any proprietary or other right of any third party;

c.
That Contractor will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity; and

d.
That Contractor has not entered into or will not enter into any agreement in conflict with this Agreement.

3.
Entire Agreement: This Agreement contains the entire understanding and agreement between the Parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

4.
Amendment: This Agreement may only be amended by a writing signed by Contractor and a representative of the Company duly authorized.

5.
Severability: If any term, provision, covenant, or condition of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such term, provision, covenant, or condition as applies to other persons, places, and circumstances shall remain in full force and effect.

6.
Rights Cumulative: The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party or its successors, whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

7.
Nonwaiver: No failure or neglect of either Party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of any other right, power, or privilege or of the same right, power, or privilege in any other instance. All waivers by either Party hereto must be contained in a written instrument signed by both Parties.

8.
Agreement To Perform Necessary Acts: Contractor agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

9.
Assignment: This Agreement may not be assigned by the Contractor without the Company’s prior written consent.

10.
Independent Contractor: The relationship between the Parties is that of an independent contractor. This Agreement is not authority for the Contractor to act for the Company as its agent or make commitments for the Company. Contractor will not be eligible for employee benefits, nor will the Company make deductions from fees to the Contractor for taxes, insurance, bonds, or the like. Contractor retains the discretion in performing the tasks assigned, within the scope of the work specified.

11.
Confidentiality. The Contractor acknowledges that in the course of his engagement with the Company, he has received and will receive access to confidential information of a special and unique value concerning the Company and its business, including, without limitation, trade secrets, know-how, lists of customers, employee records, books and records relating to operations, oil and gas reserves and drilling information, costs or providing service and equipment, operating and maintenance costs, pricing criteria and other confidential information and knowledge concerning the business of the Company and its affiliates (hereinafter collectively referred to as “information”) which the Company desires to protect. The Contractor acknowledges that such information is confidential and the protection of such confidential information against unauthorized use or disclosure is of critical importance to the Company. The Contractor agrees that he will not reveal such information to anyone outside the Company. The Contractor further agrees that during the term of this Agreement and thereafter he will not use or disclose such information, other than in connection with the consulting services. Upon termination of Contractor’s provision to the Company of services hereunder or otherwise, the Contractor shall surrender to the Company all papers, documents, writings and other property produced by them or coming into their possession by or through the Contractor’s engagement hereunder and relating to the information referred to in this Section, and the Contractor agrees that all such materials will at all times remain the property of the Company. The obligation of confidentiality, non-use and non- disclosure of know-how set forth in this Section shall not extend to know-how (i) which was in the public domain prior to disclosure by the disclosing party, (ii) which comes into the public domain other than through a breach of this Agreement, or (iii) which is disclosed to the Contractor after the termination of this Agreement by a third party having legitimate possession thereof and the unrestricted right to make such disclosure. The agreements in this Section shall survive this Agreement and shall continue for a period terminating one (1) year following the termination of this Agreement.

12.
Taxes: The Contractor agrees that he is solely responsible for paying when due all income taxes, including estimated taxes, as a result of or in connection with the compensation paid by the Company to the Contractor for services rendered under this Agreement. The Company shall issue applicable U.S. or other tax forms or reports to the Contractor with respect to the compensation paid pursuant to this Agreement. The Contractor hereby indemnifies, and undertakes to defend the Company and hold it free and harmless from and against any demands or claims for any taxes, interest or penalties assessed by any taxing authority with respect to sums paid to the Contractor pursuant to this Agreement, excluding, however, any unemployment insurance or related fees, interest and penalties that may be imposed or assessed on the Company by any taxing authority in the event such taxing authority determines that the Contractor is an employee of the Company, which fees and related interest and penalties shall be the responsibility of the Company.

13.
Governing Law: This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of California.

14.
Indemnification: The Company agrees to indemnify and hold harmless Contractor from and against any losses, claims, damages and liabilities to which Contractor may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any services provided or work performed by Contractor under this Agreement, and will promptly reimburse Contractor for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the defense of any pending or threatened claim or any action or proceeding arising therefrom, to which Contractor is a party. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense resulted from Contractor’s bad faith or gross negligence.

The Parties have executed this Independent Contractor Agreement on the date first set forth above.

PEDEVCO Corp.	Contractor
Michael L. Peterson

/s/ Frank C. Ingriselli	/s/ Michael L. Peterson
Frank C. Ingriselli	Address:
Chairman